Exhibit 10.19

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into to be effective as of November 30, 2010, by and between CREA SPEAR STREET TERRACE LLC, a Delaware limited liability company (“Landlord”), through its agent CORNERSTONE REAL ESTATE ADVISERS LLC, a Delaware limited liability company, and MEDIVATION, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Tenant is the tenant under the Office Lease dated April 18, 2007, between Landlord and Tenant (the “2007 Lease”), as amended by the First Amendment to Lease, dated September 16, 2009 (the “First Amendment”) with respect to the lease of Suite 300 (the “Original Premises”) in the building located at 201 Spear Street, San Francisco, California 94105 (the “Building”), as more particularly described in the Lease. The 2007 Lease as amended by the First Amendment shall be referred to herein as the “Current Lease.”

B. Landlord and Tenant desire to amend the Current Lease to, among other things, expand the Original Premises to include approximately 3,672 rentable square feet located on the 16th Floor of the Building, as depicted on the attached Exhibit A (the “Expansion Space”), adjust the Monthly Rent and make other related adjustments, all as more particularly set forth herein. The Current Lease, as amended hereby, shall be referred to herein as the “Lease.” Initially capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Current Lease.

C. In the First Amendment, Landlord previously leased the Expansion Space to Tenant, subject to a right of early termination in favor of Tenant. Tenant exercised that termination right and the Expansion Space was deleted from the Premises. Tenant now wishes to again lease the Expansion Space and to include the Expansion Space in the Premises, as provided in this Second Amendment.

AGREEMENT

1. Lease and Delivery of Expansion Space. Subject to the terms and conditions hereof, effective on January 15, 2011, the Expansion Space shall become part of the “Premises” under the Lease for all purposes, and all provisions of the Lease shall apply thereto unless specified to the contrary herein. With the addition of the Expansion Space, the Premises shall consist of a total of 20,264 rentable square feet, as measured in accordance with BOMA.

(a) Early Access. Tenant shall have access to the Expansion Space on January 1, 2011 for the limited purpose of installing Tenant’s furniture and equipment in the Expansion Space. During such time, Tenant shall comply with and observe all Laws, safety rules and procedures, and comply with, and be bound by, all terms and conditions of the Lease. Landlord’s consent to such early access is conditioned upon Landlord’s receipt of Tenant’s certificate of insurance for the Expansion Space showing that Tenant has all of the insurance required by Article 8 of the 2007 Lease.

2. Expansion Space Term. The Lease term for the Expansion Space (the “Expansion Space Term”) shall commence on January 15, 2011 and terminate on July 31, 2012.

3. Expansion Space Rent. During the Expansion Space Term, and in addition to the Monthly Rent for the Original Premises pursuant to the Current Lease, Tenant shall pay to Landlord Monthly Rent for the Expansion Space in the following amounts:

Months	Annual Rate Per Rentable Square Foot of the Expansion Space	Monthly Expansion Space Rent

January 15, 2011- February 14, 2011	$0.00	$0.00

February 15, 2011 to July 31, 2012	$30.00	$9,180.00

4. Tenant’s Pro Rata Share, Operating Expense and Tax Base for the Expansion Space. In addition to Tenant’s continuing obligations to pay Tenant’s Pro Rata Share of Taxes and Operating Expenses for the Original Premises as provided in the Current Lease, Tenant shall pay to Landlord during 2012 and each subsequent Lease Year, as Additional Rent for the Expansion Space (which shall be due concurrently with Monthly Rent for the Expansion Space), 1.49% (3,672/246,563) of any projected increases in the Taxes and Operating Expenses for the applicable Lease Year, in excess of the Taxes and Operating Expenses for the calendar year 2011, as the Tenant’s Pro Rata Share of such increases in Taxes and Operating Expenses.

5. AS IS. Tenant shall accept the Expansion Space in its current “AS IS” condition.

6. Right of Termination. Tenant shall have the option (“Termination Option”) to terminate the Lease with respect to all, but not less than all, of the Expansion Space, effective on the 90th day (the “Termination Date”) following the delivery to Landlord of a written notice of termination, accompanied by a payment to Landlord of the Cancellation Fee described below. The Cancellation Fee shall be in addition to any Rent then due under the Lease. The “Cancellation Fee” shall be the unamortized value as of the Termination Date of the brokerage commissions paid by Landlord in connection with this Second Amendment where such brokerage commissions are fully amortized in equal monthly installments at 8% per annum over the Expansion Space Term. Tenant’s right to the Termination Option is subject to Tenant not being in default under the Lease either on the date that Tenant exercises the Termination Option, or unless waived in writing by Landlord, on the Termination Date.

If Tenant timely and properly exercises the Termination Option, (a) all Rent owing under the Lease for the Expansion Space shall be paid through and apportioned as of the Termination Date (in addition to payment by Tenant of the Cancellation Fee); (b) neither party shall have any rights or obligations under the Lease for the Expansion Space accruing after the Termination

Date, except those which are based on occurrences before the Termination Date or those which, by the provisions of the Lease, expressly survive the expiration or termination of the Term of the Lease (specifically including, without limitation, the obligation to make a final reconciliation of Additional Rent owing for the calendar year during which the Termination Date occurs); and (c) Tenant shall surrender and vacate the Expansion Space and deliver possession thereof to Landlord on or before the Termination Date in the condition required under the Lease for surrender of the Premises. The Termination Option is personal to Tenant and will be null and void in the event of any assignment of the Lease or sublease of the Premises, or any part thereof.

In the event Tenant timely and properly exercises the Termination Option solely to lease another space within the Building which consists of more rentable square footage than the Expansion Space, and within six (6) months enters into an amendment to the Lease with Landlord to do so, Landlord shall return the Cancellation Fee to Tenant.

7. Security Deposit. Tenant shall not be required to increase the amount of the Letter of Credit held by Landlord pursuant to Article 23 of the Current Lease or provide a security deposit applicable to the Expansion Space; provided, however, that in the event the financial institution which issued the initial Letter of Credit is declared insolvent by the Federal Deposit Insurance Corporation or is otherwise closed for any reason, Tenant agrees and acknowledges that Tenant shall immediately provide a substitute Letter of Credit subject to the provisions of Article 23 of the Current Lease, from a financial institution acceptable to the Landlord, in Landlord’s sole discretion.

8. Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder, except for Jones Lang LaSalle and The CAC Group (collectively, the “Brokers”), in connection with the negotiation of this Second Amendment and the consummation of the transaction contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transaction, other than a fee payable by Landlord to the Brokers pursuant to a separate agreement between Landlord and Brokers. Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

9. Reaffirmation. Tenant reaffirms its obligations under the Current Lease and acknowledges that to its actual knowledge it has no claim, offset or defense with respect to the payment of sums due under the Current Lease.

10. Full Force and Effect; Conflict with Lease; Integration. Except as amended hereby, the Current Lease remains in full force and effect in accordance with its terms. In the event of any conflict between the provisions of the Current Lease and this Second Amendment, the provisions of this Second Amendment shall control. The Current Lease, as amended by this Second Amendment: (a) integrates all the terms and conditions mentioned in or incidental to the Lease; (b) supersedes all oral negotiations and prior and other writings with respect to its subject matter; and (c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth therein and as the complete and exclusive statement of the terms agreed to by the parties.

11. Miscellaneous. This Second Amendment shall be governed by California law. This Second Amendment may be executed in counterparts, and all counterparts shall constitute but one and the same document.

SIGNATURE PAGE

TO

SECOND AMENDMENT TO LEASE

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day first written above.

LANDLORD:	CREA SPEAR STREET TERRACE LLC, a Delaware limited liability company

	By:	Cornerstone Real Estate Advisers LLC, a Delaware limited liability company its authorized

		By:	/s/ Mark Knapp
Mark Knapp, Vice President

TENANT:	MEDIVATION, INC., a Delaware corporation

	By:	/s/ Pat Machado
	Name:	Pat Machado
	Its:	CBO & CFO

By:
Name:
Its:

EXHIBIT A

Depiction of Expansion Space